EXHIBIT 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 1st day of March, 2008, by and between Steven Robert Carlson (“Executive”) and OMP, Inc. a Delaware corporation (the “Company”).
Background
     Executive and the Company are parties to an Employment Agreement entered into as of March 1, 2005 and amended on or about August 6, 2007 (the “Agreement”).
     The Executive and the Company wish to make certain changes to the terms of the Agreement, as set forth below.
     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Amendments
     1. The Initial Term set forth of Section 1.4 of the Agreement is hereby extended until the occurrence of an Event of Termination.
     2. The Base Salary specified in Section 2.1(a) of the Agreement is increased to Five Hundred Thousand Dollars ($500,000) per year or such greater amount as the Compensation Committee may from time to time determine.
     3. The annual Bonus set forth in Section 2.1(b) is increased to up to Seventy-Five Percent (75%) of the Base Salary based upon achievement of the Company and individual targets as set forth in the 2007 Performance Incentive Plan (the “Plan”) as the Plan may be amended or superseded from time to time or as otherwise set by the Compensation Committee.
     4. Section 2.1(f) is amended to provide that the Executive shall be granted non-qualified options to purchase a total of an additional Two Hundred and Twenty-Five Thousand (225,000) shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”).
     Said option to purchase 225,000 shares shall be granted in 2008 on the date that performance-based options are granted to other senior management employees and shall have an exercise price of 125% of the fair market value on the date of grant and shall vest in installments as follows:

     25,000 shares on the first anniversary date of the grant,
     50,000 shares on the second anniversary date of the grant,
     75,000 shares on the third anniversary date of the grant,
     50,000 shares on the 4th anniversary date of the grant,
     25,000 shares on the 5th anniversary date of the grant,
     Except as so amended, the terms of the Agreement shall be the same as the terms currently in effect.
     IN WITNESS WHEREOF, the parties execute this Second Amendment as indicated below.

Dated: March 3, 2008	/s/ Steven Robert Carlson
Steven Robert Carlson

Dated: March 3, 2008	OMP, INC.
	By:	/s/ Steven A. Garcia
		Name:	Steven A. Garcia
		Title:	Chief Financial Officer

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